UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
NETWORK APPLIANCE, INC.
(Exact name of registrant as specified in its charter)

Delaware	77-0307520
(State of Incorporation)	(I.R.S. Employer Identification No.)
495 East Java Drive,
Sunnyvale, California 94089

(Address of principal executive offices)
SANPRO SYSTEMS, INC. 2001 U.S. STOCK OPTION PLAN
TOPIO, INC. 2004 ISRAELI SHARE OPTION PLAN

(Full title of the plans)
Daniel J. Warmenhoven
Chief Executive Officer and Director
Network Appliance, Inc.
495 East Java Drive,
Sunnyvale, California 94089
(408) 822-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Steven E. Bochner, Esq.
Wilson Sonsini Goodrich & Rosati, P. C.
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
to be Registered	Registered (1)	Share (2)	Price (2)	Registration Fee
Stock Options and Common Stock (par value $0.001) reserved under the SANPro Systems, Inc. 2001 U.S. Stock Option Plan	352,473	$15.42	$5,435,133.66	$581.56
Stock Options and Common Stock (par value $0.001) reserved under the Topio, Inc. 2004 Israeli Share Option Plan	508,156	$23.67	$12,028,052.52	$1,287.00

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that became issuable under the applicable plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of outstanding shares of registrant’s common stock..

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h). The price per share and aggregate offering price are based upon the weighted average exercise price of the outstanding options.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
          The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.
Item 2. Registration Information and Employee Plan Annual Information.
          The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act, and are available upon written or oral request: Network Appliance, Inc., Attn: General Counsel, 495 East Java Drive, Sunnyvale, CA 94089, Tel: 408.822.6000.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
          Network Appliance, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:
(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended April 30, 2006, filed with the Commission on July 12, 2006, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “1934 Act”);

(b)	The Registrant’s Current Report on Form 8-K, filed with the Commission on September 1, 2006;

(c)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended July 28, 2006, filed with the Commission on September 6, 2006, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “1934 Act”);

(d)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended October 27, 2006, filed with the Commission on December 6, 2006, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “1934 Act”);

(e)	The Registrant’s Current Report on Form 8-K, filed with the Commission on December 13, 2006;

(f)	The Registrant’s Current Report on Form 8-K, filed with the Commission on December 20, 2006; and

(g)	The Registrant’s Registration Statement No. 000-27130 on Form 8-A filed with the Commission on November 1, 1995, in which are described the terms, rights and provisions applicable to the Registrant’s Common Stock.
          All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration

Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
          Not applicable.
Item 5. Interests of Named Experts and Counsel
          Not applicable.
Item 6. Indemnification of Directors and Officers
          Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit the indemnification under some circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. Article IX of the Certificate of Incorporation of the Registrant provides that, subject to Delaware law, its directors will not be personally liable for monetary damages for breach of their fiduciary duties to the Registrant and its stockholders. This provision does not eliminate any director’s fiduciary duties and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.
          Article VII of Registrant’s Bylaws provides for indemnification of its directors and officers to the fullest extent authorized by Delaware General Corporation Law. Registrant’s Bylaws also provide that:
•	Registrant is required to advance the expenses, as incurred, of any such individual in connection with defending a proceeding, action or suit by reason of such individual’s serving on behalf of and at Registrant’s request, except that such officer or director shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•	The rights conferred in the bylaws are not exclusive, and the Registrant is authorized to enter into indemnification arrangements with any person other than a director who is made a party to any action, suit or proceedings by reason of the fact that he is or was an officer, employee or other agent of Registrant.

•	Registrant may not retroactively amend the Bylaw provisions to reduce its indemnification obligations to its directors, officers, employees and agents.
     The Registrant’s policy is to enter into separate indemnification agreements with each of its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and which allow for certain additional procedural protections. The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities.
Item 7. Exemption from Registration Claimed
          Not applicable.
Item 8. Exhibits

Exhibit
Number	Documents

4.1	The Registrant’s Registration Statement No. 000-27130 on Form 8-A, filed with the Commission on November 1, 1995, in which there is described the terms, rights and provisions applicable to the Registrant’s Common Stock.

4.2	SANPro Systems, Inc. 2001 U.S. Stock Option Plan.

4.3	Topio, Inc. 2004 Israeli Share Option Plan.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. is contained in Exhibit 5.1 to this Registration Statement

24	Power of Attorney is contained on the signature page
          In accordance with the requirements of Item 8(b) of Part II of Form S-8, the Registrant will submit or has submitted the SANPro Systems, Inc. 2001 U.S. Stock Option Plan and Topio, Inc. 2004 Israeli Share Option Plan (together, the “Plans”), and any amendments thereto, to the Internal Revenue Service (the “IRS”) in a timely manner and has made or will make all changes required by the IRS to qualify the Plans.
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on January 5, 2007.

Network Appliance, Inc.

By:	/s/ DANIEL J. WARMENHOVEN
Daniel J. Warmenhoven

Title:	Chief Executive Officer and Director
POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Daniel J. Warmenhoven and Steven J. Gomo, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated:

Signatures	Title	Date

	Chief Executive Officer, Director	January 5, 2007
/s/ DANIEL J. WARMENHOVEN	(Principal Executive Officer)
(Daniel J. Warmenhoven)

/s/ DONALD T. VALENTINE	Chairman of the Board, Director	January 5, 2007
(Donald T. Valentine)

	Executive Vice President of Finance	January 5, 2007
/s/ STEVEN J. GOMO	and Chief Financial Officer
(Steven J. Gomo)

/s/ MARK LESLIE	Director	January 5, 2007
(Mark Leslie)

/s/ CAROL A. BARTZ	Director	January 5, 2007
(Carol A. Bartz)

/s/ NICHOLAS G. MOORE	Director	January 5, 2007
(Nicholas G. Moore)

/s/ GEORGE T. SHAHEEN	Director	January 5, 2007
(George T. Shaheen)

/s/ ROBERT T. WALL	Director	January 5, 2007
(Robert T. Wall)

/s/ JEFFRY R. ALLEN	Director	January 5, 2007
(Jeffry R. Allen)

/s/ ALAN EARHART	Director	January 5, 2007
(Alan Earhart)

/s/ EDWARD KOZEL	Director	January 5, 2007
(Edward Kozel)

EXHIBIT INDEX

Exhibit
Number	Description
4.1	The Registrant’s Registration Statement No. 000-27130 on Form 8-A, filed with the Commission on November 1, 1995, in which there is described the terms, rights and provisions applicable to the Registrant’s Common Stock.

4.2	SANPro Systems, Inc. 2001 U.S. Stock Option Plan.

4.3	Topio, Inc. 2004 Israeli Share Option Plan.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Wilson Sonsini Goodrich & Rosati, P. C., is contained in Exhibit 5.1 to this Registration Statement

24	Power of Attorney is contained on the signature page